Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY PROVIDES 2009 OPERATIONAL AND PRODUCTION GUIDANCE

Houston, Texas, January 14, 2009 – Dune Energy, Inc. (NYSE ALTERNEXT US:DNE) provided an update on fourth quarter operations and issued 2009 Guidance.

Dune ended the fourth quarter of 2008 with approximately $15 million of cash after investing approximately $18.7 million in capital projects in the quarter and paying $15.8 million interest on $300 million of 10.5% Senior Secured Notes. Production in the fourth quarter averaged approximately 30 Mmcfe/day, slightly below prior guidance due to the deferral of drilling a fourth well planned for Garden Island Bay. Drilling operations at Garden Island Bay were suspended in early December in order to reevaluate the risk/reward of each project using a dramatically lower pricing scenario.

For 2009, Dune’s board approved up to a $50 million capital budget, conditioned upon capital spending remaining within available cash, cash flow and the Company’s $40 million revolver. For 2009 the Company is targeting an approximately $38 million budget, resulting in annual production of 13-14 Bcfe. Production for 2008 was approximately 11 Bcfe, net of the Barnett Shale which was considered a discontinued operation for the year.

In addition to a development drilling program and a capital workover program within several fields designed to maintain current production, the following exploration/exploitation drilling is anticipated during the year to reach the increased production levels.

Garden Island Bay, Plaquemines Parish, LA

Dune recently signed a marketing and exploration agreement with a private oil and gas company. This private company, using its recently completed “Reverse Time Migrated” 3-D data set will market to industry partners a 75% working interest in an approximately 20,000 foot exploratory sub-salt prospect within a 4900 acre area of mutual interest. Dune will retain the right to participate for up to a 15% working interest in the prospect plus interests gained from the marketing effort. On a gross unrisked basis, the prospect could contain over 300 Bcfe of reserve potential.

Dune retains 100% of the rights to all the shallow potential within the field, currently estimated 130 Bcfe covering 15 prospects. Dune intends to drill three to five of these prospects during the year.

Bayou Couba, St. Charles Parish, LA

Dune is currently seeking an industry partner to participate in a 13,400 foot prospect located on the south flank of the dome. The prospect could contain 280 Bcfe on a gross unrisked basis. Dune anticipates maintaining a 25-40% working interest in the prospect which is expected to spud in the first half of 2009. Further work is planned on the depth migration of the 3-D data set to further define a subsalt exploratory prospect slated for drilling in late 2009.

Chocolate Bayou Field, Brazoria County, TX

Dune has filed with the Texas Railroad Commission for drilling a 14,000 foot development and exploration well for the 12,000 “S” sand and the deeper untested IP Farms interval. This deeper section could contain 30 Bcfe of unrisked reserves. Dune would maintain a 50% working interest in this well which is anticipated to spud in the second or third quarter of 2009. The well offsets the successful Wieting 30#1 completed in the first quarter of 2008.

Leeville Field, Lafourche Parish, LA, - Bateman Lake Field, St. Mary Parish, LA

Dune has established exploitation/exploration partnerships on both of these fields whereby private entities can drill certain wells, with Dune retaining either a carried working interest or a participatory interest along with the carried interest. It is anticipated 5-7 wells will be drilled under these programs in 2009. Dune owns the deep rights under Leeville Field and is evaluating the subsalt potential in order to establish an exploratory program for 2010.

Due to several recently structured deals to reduce risk and preserve capital, the timing of some of Dune’s drilling operations and exploratory projects are now more partner dependent. Therefore, predicting exact quarterly production will be difficult in 2009. The Company anticipates approximately 10 to 11 Bcfe of the 2009 production to come from existing operated wells and completions. Approximately 1-2 Bcfe of production will come from operated new development drilling within existing fields and 1-2 Bcfe from the operated and non-operated exploratory wells.

In December, Dune was notified by NYSE Alternext that the Company had fallen below current listing requirements. The Company has submitted a plan for NYSE Alternext’s review indicating the assumptions necessary to again meet the listing standards. There can be no assurances that such plan will be accepted.

James A. Watt, Dune’s President and Chief Executive Officer stated, “2008 was a challenging year for Dune, the industry and investors throughout capital markets. We have positioned ourselves to evaluate much of the upside potential in our Gulf Coast property base in 2009 and 2010. Dune plans to balance the risk of this extensive upside potential with capital availability and the overall commodity price environment in order to add value for our shareholders.”

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FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300